AMENDMENT NO. 1
TO
SERIES A WARRANT AND SERIES B WARRANT TO PURCHASE
SHARES OF COMMON STOCK
AND
AMENDMENT NO. 2
TO
SERIES C WARRANT TO PURCHASE
SHARES OF COMMON STOCK
OF
JUMA TECHNOLOGY CORP.

THIS AMENDMENT NO. 1 TO SERIES A WARRANT AND SERIES B WARRANT TO PURCHASE SHARES OF COMMON STOCK AND AMENDMENT NO. 2 TO SERIES C WARRANT TO PURCHASE SHARES OF COMMON STOCK OF JUMA TECHNOLOGY CORP. (this “Amendment”), dated as of September 12, 2008, is made by and between Juma Technology Corp., a Delaware corporation (the “Issuer”), and Vision Capital Advantage Fund, L.P. (the “Holder”).

Preliminary Statement

WHEREAS, the Issuer is the issuer and the Holder is the holder (by assignment) of certain Series A Warrants, Series B Warrants and Series C Warrants to purchase shares of Common Stock of the Issuer issued on August 16, 2007 (collectively, the “Warrants”); and

WHEREAS, the Issuer and the Holder desire to amend certain provisions of the Warrants as described herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

1. Capitalized Terms. Capitalized terms used, but not defined, herein, shall have the meanings ascribed to such terms in the Warrants.

2. Amendments to Warrants; Warrant Price. The price specified in the definition of “Warrant Price” in Section 8 of each of the Warrants is hereby deleted in its entirety and the following shall be substituted in lieu thereof for each series of Warrant as listed below:

Warrant Series	Original Warrant Price	Amended Warrant Price
Series A - Issued 8/16/07 For 1,901,087 shares of Common Stock	$0.90	$0.72
Series B - Issued 8/16/07 For 633,696 shares of Common Stock	$1.35	$0.75
Series C - Issued 8/16/07 For 633,696 shares of Common Stock	$0.90	$4.00

3. Amendment to Series C Warrant; Warrant Stock. The definition of “Warrant Stock” in Section 8 of the Series C Warrant is hereby deleted in its entirety and the following shall be substituted in lieu thereof:

“Warrant Stock” means Series B Convertible Preferred Stock, par value $.0001 per share (the “Series B Preferred Stock”) issuable upon exercise of any Warrant or Warrants or otherwise issuable pursuant to any Warrant or Warrants and/or Securities, cash and property to which such Holder would have been entitled upon the occurrence of certain events set forth in Section 4.

4. Amendments to Series B Warrant and Series C Warrant; Number of Shares. The amount of shares into which the Series B Warrant and Series C Warrant are exercisable in full is hereby amended and the following shall be substituted in lieu thereof for each series of warrant as listed below:

Warrant Series	Original Warrant Shares	Amended Warrant Shares
Series B - Issued 8/16/07 For 633,696 shares of Common Stock	633,696 shares of Common Stock	1,425,812 shares of Common Stock
Series C - Issued 8/16/07 For 633,696 shares of Common Stock	633,696 shares of Common Stock	142,581.2 shares of Series B Preferred Stock

5. Amendments to Warrants; Fractional Shares. Section 6 of the Series C Warrant is hereby deleted in its entirety.

6. Further Assurances. From and after the date of this Amendment, upon the request of the Holder or the Issuer, each of the Issuer and the Holder shall execute and deliver such instruments, documents and other writings as may be reasonably necessary or desirable to confirm and carry out and to effectuate fully the intent and purposes of this Amendment.

7. Board Resolutions. Prior to the signing of this Amendment, the Issuer shall have provided the Holder with a certified copy of the resolutions of the Board of Directors (or if the Board of Directors takes action by unanimous written consent, a copy of such unanimous written consent containing all of the signatures of the members of the Board of Directors) of the Issuer, authorizing the execution, delivery and performance of this Amendment.

8. Ratification. Except as expressly amended hereby, all of the terms, provisions and conditions of the Warrants are hereby ratified and confirmed in all respects by each party hereto and, except as expressly amended hereby, are, and hereafter shall continue, in full force and effect.

9. Entire Agreement. This Amendment and the Warrants constitute the entire agreement of the parties with respect to the subject matter hereof and supersede all prior and contemporaneous agreements and understandings, both written and oral, between the parties with respect thereto.

10. Amendments. No amendment, supplement, modification or waiver of this Amendment shall be binding unless executed in writing by all parties hereto.

11. Counterparts. This Amendment may be executed in two or more counterparts, each of which shall constitute an original but all of which when taken together shall constitute but one contract. Each party shall be entitled to rely on a facsimile signature of any other party hereunder as if it were an original.

12. Governing Law. This Amendment shall be governed by and construed in accordance with the internal laws of the State of New York, without giving effect to any of the conflicts of law principles which would result in the application of the substantive law of another jurisdiction.

13. Successors and Assigns. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

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IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

JUMA TECHNOLOGY CORP.

By:
Name:
Title:

VISION CAPITAL ADVANTAGE FUND, L.P.

By:
Name:
Title: